EXHIBIT 99.1

Monarch Casino & Resort Reports Record Third Quarter Net Revenue of $63.0 Million, Net Income of $9.0 Million and Adjusted EBITDA of $17.5 Million

RENO, Nev., Oct. 24, 2017 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (NASDAQ:MCRI) (“Monarch” or “the Company”) today reported operating results for the third quarter ended September 30, 2017, as summarized below:

($ in thousands, except per share data and percentages)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Increase	2017	2016	Increase
Net revenue	$63,027	$57,109	10.4%	$174,670	$161,436	8.2%

Adjusted EBITDA (1)(2)	17,541	16,334	7.4%	45,457	41,141	10.5%

Net income (3)	$9,030	$7,834	15.3%	$21,141	$18,104	16.8%

Basic EPS	$0.51	$0.45	13.3%	$1.20	$1.05	14.3%
Diluted EPS (3)	$0.49	$0.45	8.9%	$1.16	$1.03	12.6%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2) Adjusted EBITDA for the nine months ended September 30, 2016 was negatively affected by approximately $1.6 million of redesign and upgrade costs that were expensed during the period.
(3) The $1.6 million redesign and upgrade costs, expensed during the nine months ended September 30, 2016, had approximately a $1.0 million negative effect on Net income and a $0.05 negative effect on the Diluted EPS for the nine months ended September 30, 2016.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our net revenue, net income and adjusted EBITDA have improved year over year every quarter for the past three years, with another quarter of solid performance at both properties contributing to the 10% growth in revenue and 7% growth in Adjusted EBITDA during the third quarter of 2017. We believe that the value our guests place on the entertainment experience and world-class services provided at our market-leading properties is driving continued share gains in these growing markets.

“The strength of the Reno market and ongoing facility enhancements at Atlantis Casino Resort are driving healthy visitation and increased player spend in this very competitive market. Reno’s economy is expanding, and we believe that we are well-positioned to attain near- and long-term growth at Atlantis due to our favorable location, superior product and exceptional guest experience. Convention bookings at the Reno-Sparks Convention Center, which is connected by pedestrian bridge to Atlantis, are increasing and we are optimistic that continued momentum on this front will be another driver of long-term growth for the city and Atlantis.

“Visitors to Monarch Casino Black Hawk are seeing significant progress on the construction of the hotel tower, which is out of the ground and moving vertical. Despite some construction disruption for our guests, our upgraded existing facility and the discipline of our operating team are generating consistent growth. Revenue gains at Monarch Casino Black Hawk are outpacing the incremental expense related to our temporary shuttle service and expanded valet services offered during the expansion, and we continue to take market share. Our master planned expansion remains on schedule and budget.

“Monarch’s strong financial performance and cash flow have allowed us to finance nearly all of the Black Hawk expansion work through the third quarter without borrowing against our credit facility. In addition, our healthy balance sheet and low leverage allow us to consider new growth opportunities.”

Summary of 2017 Third Quarter Operating Results
For the 2017 third quarter, consolidated net revenues increased 10.4% to $63.0 million from $57.1 million in the prior year, driven by continued strength at Atlantis and Monarch Casino Black Hawk. Casino revenues, food and beverage revenues and hotel revenues increased 10.7%, 4.6% and 6.0% on a year over year basis, respectively. Consolidated promotional allowances increased $0.2 million, or 1.7%. As a percentage of gross revenues, promotional allowances were 16.4% compared to 17.6% a year ago.

The Company generated consolidated Adjusted EBITDA of $17.5 million in the third quarter of 2017, an increase of $1.2 million, or 7.4%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue decreased to 39.3% for the third quarter of 2017 compared to 40.3% in the third quarter of 2016 due to higher revenue in the current period and continued operating cost efficiencies. Food and beverage operating expense as a percentage of food and beverage revenue increased to 41.0% during the third quarter of 2017 from 39.4% a year ago primarily driven by higher labor costs, as both markets continue to experience food and beverage labor shortages. Hotel operating expense as a percentage of hotel revenue increased to 37.4% for the third quarter of 2017 compared to 28.4% for the same period in the prior year primarily as a result of higher labor costs and expenses related to refining the hotel product, as well as the incremental costs related to the temporary shuttle service and expanded valet services implemented during construction at Monarch Casino Black Hawk.

Selling, general and administrative (“SG&A") expenses for the 2017 third quarter were $16.4 million compared to $14.4 million in the prior year period driven primarily by higher payroll expenses along with higher repair and maintenance expenses. As a percentage of net revenue, SG&A expenses increased to 26.0% compared to 25.3% a year ago.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the expected costs and completion dates for the project, as well as the amounts spent through September 30, 2017:

$ in millions	Cost	Total Spent Through September 30, 2017	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed

Existing Facility Upgrade (2)(3)	$34 - $36	$22	$12 - $14	Interior completed; Exterior 2017-2018

Total Existing Facility	$110 - $112	$98	$12 - $14

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$229 - $234	$23	$206 - $211	2Q19
Other	$8 - $10	$10	-
Total Expansion	$285 - $295	$84	$206 - $211
Total Cost	$395 - $407	$182	$218 - $225

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the Company’s amended credit facility.

The expansion project at Monarch Casino Black Hawk continues to progress on schedule and budget, with construction of the hotel tower now underway. Monarch’s targeted completion date for the project remains the second quarter of 2019.

Credit Facility and Liquidity
In the third quarter of 2017, the Company did not make any principal borrowings or payments on its amended credit facility as construction of the hotel tower in Black Hawk progressed. As of September 30, 2017, the amount outstanding on the amended credit facility remained at $26.2 million. Capital expenditures of $13.8 million in the third quarter of 2017 represent costs related to the Monarch Casino Black Hawk master development plan and ongoing capital maintenance spending. Capital expenditures in the third quarter of 2017 were funded entirely from the Company’s operating cash flow.

Interest expense for the 2017 third quarter increased to $161 thousand from $130 thousand in the same quarter of 2016 primarily due to higher bank commitment fees related to the amended credit facility.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, statements relating to (i) plans, objectives, expectations and future operations regarding Atlantis Casino Resort Spa and Monarch Casino Black Hawk; and (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US Generally Accepted Accounting Principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
Casino	$48,574	$43,882	$135,207	$125,613
Food and beverage	16,342	15,621	47,394	44,581
Hotel	7,316	6,901	19,204	18,038
Other	3,191	2,891	9,039	8,390
Gross revenues	75,423	69,295	210,844	196,622
Less promotional allowances	(12,396)	(12,186)	(36,174)	(35,186)
Net revenues	63,027	57,109	174,670	161,436

Operating expenses
Casino	19,097	17,684	54,837	52,449
Food and beverage	6,699	6,152	19,461	18,343
Hotel	2,735	1,958	7,192	5,438
Other	1,126	975	3,133	2,922
Selling, general and administrative	16,398	14,439	46,117	42,126
Depreciation and amortization	3,722	3,644	11,397	11,134
Loss on disposition of assets	—	5	4	668
Total operating expenses	49,777	44,857	142,141	133,080
Income from operations	13,250	12,252	32,529	28,356

Other expenses
Interest expense, net of amounts capitalized	(161)	(130)	(639)	(275)
Total other expense	(161)	(130)	(639)	(275)

Income before income taxes	13,089	12,122	31,890	28,081
Provision for income taxes	(4,059)	(4,288)	(10,749)	(9,977)
Net income	$9,030	$7,834	$21,141	$18,104

Earnings per share of common stock
Net income
Basic	$0.51	$0.45	$1.20	$1.05
Diluted	$0.49	$0.45	$1.16	$1.03

Weighted average number of common shares and potential common shares outstanding
Basic	17,616	17,338	17,541	17,270
Diluted	18,398	17,720	18,212	17,603

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	September 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$26,821	$26,383
Receivables, net	6,817	5,036
Income taxes receivable	859	408
Inventories	3,110	3,097
Prepaid expenses	4,599	4,487
Total current assets	42,206	39,411
Property and equipment
Land	30,034	29,549
Land improvements	6,946	6,914
Buildings	193,252	191,370
Buildings improvements	24,511	24,511
Furniture and equipment	138,257	134,603
Construction in progress	39,300	9,767
Leasehold improvements	2,688	2,688
	434,988	399,402
Less accumulated depreciation and amortization	(194,282)	(184,503)
Net property and equipment	240,706	214,899
Other assets
Goodwill	25,111	25,111
Intangible assets, net	4,160	5,035
Deferred income taxes	7,354	7,354
Other assets, net	2,952	3,355
Total other assets	39,577	40,855
Total assets	$322,489	$295,165
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,242	$8,720
Construction accounts payable	4,749	2,605
Accrued expenses	23,113	23,795
Total current liabilities	36,104	35,120
Long - term debt	26,200	26,200
Total liabilities	62,304	61,320
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,670,679 outstanding at September 30, 2017;
17,468,269 outstanding at December 31, 2016
Additional paid-in capital	26,231	23,834
Treasury stock, 1,425,621 shares at September 30, 2017; 1,628,031 shares at	(19,356)	(22,158)
December 31, 2016
Retained earnings	253,119	231,978
Total stockholders' equity	260,185	233,845
Total liabilities and stockholders' equity	$322,489	$295,165

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA	$17,541	$16,334	$45,457	$41,141
Expenses:
Stock based compensation	(569)	(433)	(1,527)	(983)
Depreciation and amortization	(3,722)	(3,644)	(11,397)	(11,134)
Interest expense, net of amount capitalized	(161)	(130)	(639)	(275)
Loss on disposition of assets	-	(5)	(4)	(668)
Provision for income taxes	(4,059)	(4,288)	(10,749)	(9,977)
Net income	$9,030	$7,834	$21,141	$18,104

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets.  Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US GAAP), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.